Exhibit 99.1: Peoples Financial Corporation Press Release Dated March 24, 2021

For more information, contact: Chevis C. Swetman, President and CEO 228-435-8205 cswetman@thepeoples.com	FOR IMMEDIATE RELEASE

PEOPLES FINANCIAL CORPORATION INCREASES DIVIDEND 400%

BILOXI, MS (March 24, 2021) ── The board of directors of Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, declared a semi-annual cash dividend of $0.05 per common share and a special cash dividend of $0.05 per common share for a total of $0.10 per share, payable to shareholders of record as of April 5, 2021 with a distribution date of April 8, 2021. This is a 150% increase in our last semi-annual dividend paid in April 2020 and a total increase of 400% over the total paid in 2020.

“We are pleased with our continuing financial improvement,” said Chevis C. Swetman, Chairman and CEO of the holding company and the bank. “As we have returned to sustained net income, one of our strategic goals has been to return earnings to our shareholders. This dividend increase is a direct result of over two years of hard work that resulted in a $4,510,359 recovery on a previously charged off loan. Management expects the entire amount to be transferred to net income.”

Founded in 1896, the bank is celebrating its 125th year in operation. It had $668 million in assets as of December 31, 2020. The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.